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ITERIS, INC.

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Iteris Executive Compensation August 24, 2020 1 © 2020 Iteris, Inc. All rights reserved. www.iteris.com

FY20Business Results Summary • Reported Fiscal 2020 total revenue of $114.1 million, representing a 15% increase over Fiscal 2019 Recorded total net bookings for Fiscal 2020 of $121.0 million, up 15% year over year Concluded a highly over-subscribed public offering of 6,182,797 shares of our common stock in June 2019 that resulted in net proceeds of $26.8 million Completed the acquisition of Albeck Gerken, Inc. which contributed approximately $6.4 million of service revenue and approximately $1.7 million of net income Initiated a process with DTN, LLC that led to the sale of the Company’s AWA business segment for a total purchase price of $12.0 million Negotiated certain beneficial agreements with DTN that will provide us with ongoing collaboration with our transportation software products, and a joint development agreement to pursue future joint opportunities in the global transportation market • • • • • 2 © 2020 Iteris, Inc. All rights reserved. www.iteris.com

Say onPay Update Most recent stockholder advisory vote on NEO compensation – 72.4% Favorable (September 2019) Company solicited input from large stockholders on how to better align NEO compensation with stockholder interests – Conducted numerous informal discussions to obtain directional guidance, AND then – Engaged investors representing 61% of institutional shares held to provide feedback on strawman LTIP proposal Company implemented a performance based LTIP • • • – – Introduced a performance share (PSU) award for all Section 16 Officers Established Revenue per Share and Cash Flow from Operations as performance metrics with a Total Shareholder Return modifier Changed mix of equity awards from almost exclusively Options to mix of Options (50%), RSUs (25%), and PSUs (25%) – • • Company adopted a clawback policy Company continues to engage with shareholders and evaluate additional enhancements to NEO compensation 3 © 2020 Iteris, Inc. All rights reserved. www.iteris.com

Overview of Executive Comp Programs 4 © 2020 Iteris, Inc. All rights reserved. www.iteris.com What We Have What We Do Not Have +We have approximately 68% of target direct compensation for the chief executive officer (and 53% of the other named executive officers) that is performance-based or is at-risk +We have a performance-based long-term incentive plan commencing in Fiscal 2021 that utilizes PSUs, RSUs, and stock options +We have a clawback policy in place for our annual and long-term incentive plans +We have stock ownership guidelines in place for directors +We have an independent compensation consultant to advise our Compensation Committee +We have ongoing stockholder outreach efforts to obtain input on our compensation practices xWe do not provide 280G excise tax gross-ups xWe do not provide any pension or supplemental retirement benefits xWe do not provide for any “single trigger” equity vesting for equity awards xWe prohibit repricing options without shareholder approval xWe prohibit granting stock options with an exercise price below 100% of fair market value xWe do not provide any perquisites

Iteris TSR Performance vs As of 03/31/2020 Peers 1-Year 5-Year SeaChange PCTEL Digital Turbine OneSpan KVH Industries Clearfield Agilysys Majesco 180% 38% 23% -6% -7% -19% -21% -23% Upland Software Napco Security 31% 21% Agilysys IntriCon Digital Turbine Zix PCTEL Digi OneSpan Clearfield Intevac TransAct Tech. KVH Industries Telenav EMCORE SeaChange MobileIron Perceptron RealNetworks AutoWeb Majesco 11% 8% 6% 2% 0% -1% -3% -4% -8% -9% -9% -11% -12% -14% -16% -27% -36% -41% n/a Digi Napco Security Telenav MobileIron Intevac Upland Software Zix EMCORE IntriCon Perceptron TransAct Tech. AutoWeb RealNetworks -25% -27% -29% -31% -33% -37% -37% -39% -53% -62% -65% -73% -77% Iteris Rank 62P 86P 5 © 2020 Iteris, Inc. All rights reserved. www.iteris.com 75th Percentile-13% 5% Median-29%-6% 25th Percentile-46%-13% Iteris-23% Iteris12%

CEO Pay Summary – Latest Year and 5-Year Average 6 © 2020 Iteris, Inc. All rights reserved. www.iteris.com Peer Data 25th Percentile Median 75th Percentile $403 $480 $541 75% 100% 100% $754 $963 $1,011 $194 $775 $1,989 $1,027 $1,706 $2,981 $394 $487 $544 58% 83% 100% $667 $905 $1,007 $218 $624 $1,288 $961 $1,501 $2,272 Iteris $430 75% $753 $634 $1,387 $403 76% $710 $739 $1,449 Pay Elements Latest Year Base Salary Target Bonus (% Salary) Target Total Cash Comp. Long-Term Incentive Value Target Total Direct Comp. 5-Year Average Base Salary Target Bonus (% Salary) Target Total Cash Comp. Long-Term Incentive Value Target Total Direct Comp.

Executive Compensation Summary • Company is committed to microcap executive compensation best practices – – – Implemented a performance based LTIP for NEOs in response to stockholder input Adopted additional executive compensation program enhancements Committed to ongoing investor dialogue 2nd • TSR performance vs Peer Group is in the 5 year basis quartile on a 1 year basis 1st and in the quartile on a 50th • CEO pay metrics is below the percentile of Peer Group across several key 7 © 2020 Iteris, Inc. All rights reserved. www.iteris.com

Thank You 8 © 2020 Iteris, Inc. All rights reserved. www.iteris.com